Exhibit 99

News Release

For Immediate Release November 6, 2007	Contact:	Stacy Frole	(419) 627-2227

CEDAR FAIR ANNOUNCES 2007 THIRD QUARTER RESULTS

•	THIRD QUARTER NET REVENUES INCREASE

•	IMPROVED RESULTS IN SEPTEMBER ALONG WITH STRONG SHOWING IN OCTOBER

•	MANAGEMENT AFFIRMS QUARTERLY DISTRIBUTION AND UPDATES FULL YEAR 2007 GUIDANCE

SANDUSKY, OHIO, November 6, 2007—Cedar Fair (NYSE: FUN), a leader in regional amusement parks, water parks and active entertainment, today announced results for the third quarter ended September 30, 2007. The 2006 figures include the results of the Paramount Parks since their acquisition from CBS Corporation on June 30, 2006.

Net revenues for the quarter ended September 30, 2007, which included additional operating days when compared with the prior year’s third quarter, increased 5%, or $25.4 million, to $567.5 million from $542.1 million in 2006. Net income for the quarter was $54.1 million, or $0.98 per diluted limited partner unit, versus net income of $132.9 million, or $2.42 per diluted limited partner unit, a year ago. The decrease in net income is largely attributable to two non-cash items totaling $70.5 million. The first item is a non-cash charge for impairment of assets relating to the Geauga Lake restructuring previously announced. The second item is an increase to provision for taxes, which is a non-cash item that is expected to substantially reverse in the fourth quarter.

Consolidated adjusted EBITDA for the quarter, which management believes is a meaningful measure of the company’s park-level operating results, increased $5.8 million to $291.4 million from $285.5 million for the same period a year ago. See the attached table for a reconciliation of adjusted EBITDA to net income.

“While attendance trends were soft through August, operating results during the month of September improved,” said Dick Kinzel, Cedar Fair chairman, president and chief executive officer. “The increase in revenues for the third quarter of 2007 is due to a 5% improvement in in-park guest per capita spending across all of the parks and an increase in out-of-park revenues, including resort hotels, of 4%, or $2.2 million. This was offset somewhat by a decrease in attendance of 1%, or 150,000 visits, primarily in our southern and western regions.”

Cedar Fair Entertainment Company – One Cedar Point Drive, Sandusky, Ohio 44870-5259    419-627-2233

Cedar Fair Announces 2007 Third Quarter Results

November 6, 2007

Kinzel explained the operating results for the fiscal quarter ended September 30, 2007, benefited from additional operating days when compared with the third fiscal quarter ended September 24, 2006. During this additional week the Company’s seasonal amusement parks were open weekends only, while the year-round properties (Knott’s Berry Farm, Castaway Bay and Star Trek: The Experience) were in operation for the full week. “The additional operating days in 2007 provided a benefit to revenues in the quarter of approximately $14 million as well as an additional 304,000 guest visits,” said Kinzel. “In general, we are pleased with the strength in our in-park guest per capita spending during the third quarter at all of our parks. The 5% increase in guest spending was more than enough to offset the decrease in attendance on a comparable operating period, excluding the impact of additional operating days in 2007.”

Nine month results (same-park basis)

Through September 30, 2007, net revenues on a same-park basis, excluding the benefit of the acquisition and corporate costs, increased 4%, or $20.7 million, to $503.2 million from a year ago. The increase in revenues on a same-park basis is due to a 5% increase in per capita spending across all parks and an increase of 3%, or $2.1 million, in out-of-park revenues. This was offset slightly by a decrease in combined attendance of 1%, or 122,000 visits.

Kinzel noted that on a same-park basis, the additional operating days provided a benefit to revenues for the period of approximately $8 million as well as an additional 166,000 guest visits. Excluding the impact of the additional operating days, the improvement in revenues of approximately $13 million for the first nine months of the year on a same-park basis was a result of increased in-park per capita spending across all of the parks, which more than offset the decrease in attendance for the same period.

Adjusted EBITDA for the first nine months of 2007, on a same-park basis, increased $20.7 million to $205.4 million compared with $184.8 million for the same period a year ago. “The increase in cash flows through the first nine months of the year is attributable to improved operating results in our northern and western regions as well as the benefit of additional operating days during the third fiscal quarter,” said Kinzel.

Cedar Fair Entertainment Company – One Cedar Point Drive, Sandusky, Ohio 44870-5259    419-627-2233

Cedar Fair Announces 2007 Third Quarter Results

November 6, 2007

Nine month results (combined basis)

On a combined basis, including the newly acquired parks and corporate costs, net revenues for the first nine months of 2007 were $871.5 million compared with $711.5 million in 2006. During this time the parks entertained 19.6 million visitors, with average in-park guest per capita spending of $40.62. Out-of-park revenues during this same period totaled $90.4 million.

Adjusted EBITDA through September 30, 2007, including the newly acquired parks, increased $31.6 million to $331.0 million. After depreciation, amortization, a $39.2 million non-cash charge for impairment of assets, and other non-cash costs, operating income for this period, on a combined basis, was $174.2 million. The non-cash impairment charge incurred during the period was necessary to properly account for the change in strategy at our Geauga Lake property in Aurora, Ohio. “Over the past four years of operations, we determined that the market demand was not sufficient to support the park as it was structured,” said Kinzel. “We plan to market the excess property and have identified assets to be relocated to other locations, to be sold and/or disposed. Our goal over the near future will be to operate a profitable water park at Geauga Lake while generating value from the relocated rides and available land.”

Interest expense for the first nine months of 2007 increased $60.4 million to $110.6 million due to the acquisition of the Paramount Parks from CBS in June of 2006. A provision for taxes of $57.0 million was recorded in 2007 to account for the tax attributes of our corporate subsidiaries and PTP taxes. To determine the interim period income tax provision or benefit of corporate subsidiaries the Company applies an estimated annual effective tax rate to year-to-date income or loss. In 2007, certain elements in the effective tax rate calculation had a disproportionate impact on the rate and resulted in a significant variation in the customary relationship between the provision for taxes and income before taxes. This is expected to substantially reverse in the fourth quarter. This situation has arisen as a result of the Company’s structuring of the Paramount Parks as a tax efficient corporate acquisition along with the substantial seasonality of the underlying business operations. Cash taxes paid or payable are not impacted by these interim tax provisions and are estimated to be between $15-18 million for the 2007 calendar year.

After interest expense and provision for taxes, net income for the nine-months ended September 30, 2007, totaled $4.5 million, or $0.08 per diluted limited partner unit. For the nine-months ended September 24, 2006, the

Cedar Fair Entertainment Company – One Cedar Point Drive, Sandusky, Ohio 44870-5259    419-627-2233

Cedar Fair Announces 2007 Third Quarter Results

November 6, 2007

the company reported net income of $117.5 million, or $2.14 per diluted limited partner unit. “Given the significant decrease in net income for the period, I believe it is important to reiterate how we operate and manage our business,” said Kinzel. “Our focus is to generate adequate cash flow through our daily operations to cover all cash requirements and to support our quarterly distribution payments while continuing to re-invest in our properties for the long-term. When reviewing net income, it is important to consider the non-cash accounting line items that are also included in this amount that have no impact on our cash flow requirements for capital expenditures and distribution payments. This is why we believe adjusted EBITDA is a meaningful measure of park-level operating profitability. When reviewing and discussing free cash flow we use adjusted EBITDA as a beginning point, but also take into consideration cash payments made for interest, taxes, capital expenditures and, finally, distributions. After reviewing projected cash flow, we feel confident in our ability to meet our cash flow requirements, including distributions.”

October Operations

For the month of October, successful execution of late season programs across our parks, along with favorable weather conditions in the Company’s northern region resulted in an increase in revenue of 11%, or $8.6 million, from the same period a year ago. This increase was the result of a 9% increase in attendance, or 160,000 visits, a 2% increase in average in-park guest per capita spending, and an increase in out-of-park revenues of 8%, or $494,000.

Outlook and Financial Strength

Kinzel updated the outlook for the full year, estimating revenues between $960-$980 million and adjusted EBITDA between $325-$335 million. He emphasized the company finished the quarter in sound financial condition, with sufficient liquidity and strong cash flow from operations. “We remain in solid shape to invest capital in our parks as planned, while maintaining our regular quarterly cash distributions to our unitholders.”

Kinzel concluded by noting that virtually all of Cedar Fair’s revenues from its seasonal amusement parks, water parks, and other seasonal resort facilities are realized during a 130 to 140-day operating period beginning in early May, with the major portion concentrated in the peak vacation months of July and August. Only Knott’s Berry Farm, Castaway Bay and Star Trek: The Experience are open year-round, with Knott’s Berry Farm operating at its highest level of attendance during the third and fourth quarters of the year.

Cedar Fair Entertainment Company – One Cedar Point Drive, Sandusky, Ohio 44870-5259     419-627-2233

Cedar Fair Announces 2007 Third Quarter Results

November 6, 2007

Management will host a conference call with analysts today, November 6, 2007, at 2:00 p.m. Eastern Time, which will be web cast live in “listen only” mode via the Cedar Fair web site (www.cedarfair.com). It will also be available for replay starting at approximately 5:00 p.m. ET, Tuesday, November 6, 2007, until 11:59 p.m. ET, Tuesday, November 20, 2007. In order to access the replay of the earnings call, please dial 1-877-519-4471 followed by the access code 9333116.

Cedar Fair is a publicly traded partnership headquartered in Sandusky, Ohio, and one of the largest regional amusement-resort operators in the world. The Partnership owns and operates 11 amusement parks, six outdoor water parks, one indoor water park and five hotels. Amusement parks in the company’s Northern Region include two in Ohio: Cedar Point, consistently voted “Best Amusement Park in the World” in Amusement Today polls and Kings Island; as well as Canada’s Wonderland, near Toronto; Dorney Park, PA; Valleyfair, MN; and Michigan’s Adventure, MI. In the Southern Region are Kings Dominion, VA; Carowinds, NC; and Worlds of Fun, MO. Western parks in California include: Knott’s Berry Farm; Great America; and Gilroy Gardens, which is managed under contract. Also included in that region is Star Trek: The Experience, a Las Vegas-based interactive adventure.

Some of the statements contained in this news release constitute forward-looking statements. These statements may involve risk and uncertainties that could cause actual results to differ materially from those described in such statements. Although the Partnership believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors, including general economic conditions, competition for consumer leisure time and spending, adverse weather conditions, unanticipated construction delays and other factors could affect attendance at our parks and cause actual results to differ materially from the Partnership’s expectations. In addition, risks and uncertainties concerning the acquisition of the Paramount Parks include, but are not limited to the ability of the Partnership to combine the operations and take advantage of growth, savings and synergy opportunities.

###

Cedar Fair Entertainment Company – One Cedar Point Drive, Sandusky, Ohio 44870-5259    419-627-2233

Cedar Fair Announces 2007 Third Quarter Results

November 6, 2007

Cedar Fair

SUMMARY STATEMENTS OF OPERATIONS

THIRD QUARTER

(unaudited)

	Three Months Ended		Nine Months Ended		Twelve Months Ended
(In thousands except per unit)	9/30/07	9/24/06	9/30/07	9/24/06	9/30/07	9/24/06
Net revenues:
Admissions	$320,361	$309,616	$481,847	$389,569	$551,753	$432,920
Food, merchandise and games	202,059	193,200	322,192	264,570	364,536	294,892
Accommodations and other	45,093	39,333	67,487	57,384	75,103	61,740

Total net revenues	567,513	542,149	871,526	711,523	991,392	789,552
Cash operating costs and expenses	276,125	256,614	540,527	412,084	649,416	477,123

Adjusted EBITDA (a)	291,388	285,535	330,999	299,439	341,976	312,429
Depreciation and amortization	67,204	56,312	117,175	78,004	129,874	84,727
Equity based compensation	38	22	401	56	562	90
Impairment loss on fixed assets	39,218	—	39,218	—	39,218	—

Operating income	184,928	229,201	174,205	221,379	172,322	227,612
Interest expense	41,036	34,966	110,634	50,207	149,583	56,599
Other expense	1,768	4,643	2,067	4,643	1,200	4,643

Income before taxes	142,124	189,592	61,504	166,529	21,539	166,370
Provision for taxes	87,992	56,689	56,966	49,070	46,983	46,596

Net income (loss)	$54,132	$132,903	$4,538	$117,459	$(25,444)	$119,774

Weighted average units outstanding—diluted	55,068	54,964	55,010	54,915	54,161	54,930
Per limited partner unit:
Net income (loss)—diluted	$0.98	$2.42	$0.08	$2.14	$(0.47)	$2.18

Balance Sheet Data:
Total assets	$2,508,227	$2,639,860
Total long-term debt	1,723,187	1,745,000
Total partners' equity	346,374	470,076

(a)	Adjusted EBITDA represents earnings before interest, taxes, depreciation, amortization and other non-cash costs. The Partnership believes adjusted EBITDA is a meaningful measure of park-level operating profitability. Adjusted EBITDA is not a measurement of operating performance computed in accordance with generally accepted accounting principles and is not intended to be a substitute for operating income, net income or cash flow from operating activities as defined under generally accepted accounting principles. In addition, adjusted EBITDA may not be comparable to similarly titled measures of other companies.

Cedar Fair Announces 2007 Third Quarter Results

November 6, 2007

Cedar Fair

RECONCILIATION TO ADJUSTED EBITDA

THIRD QUARTER

(unaudited)

	Three Months Ended		Nine Months Ended		Twelve Months Ended
(In thousands)	9/30/07	9/24/06	9/30/07	9/24/06	9/30/07	9/24/06
Net income (loss)	$54,132	$132,903	$4,538	$117,459	$(25,444)	$119,774
Provision for taxes	87,992	56,689	56,966	49,070	46,983	46,596
Interest expense	41,036	34,966	110,634	50,207	149,583	56,599
Depreciation and amortization	67,204	56,312	117,175	78,004	129,874	84,727
Equity based compensation	38	22	401	56	562	90
Impairment loss on fixed assets	39,218	—	39,218	—	39,218	—
Other expense	1,768	4,643	2,067	4,643	1,200	4,643

Adjusted EBITDA (a)	$291,388	$285,535	$330,999	$299,439	$341,976	$312,429

(a)	Adjusted EBITDA represents earnings before interest, taxes, depreciation, amortization and other non-cash costs. The Partnership believes adjusted EBITDA is a meaningful measure of park-level operating profitability. Adjusted EBITDA is not a measurement of operating performance computed in accordance with generally accepted accounting principles and is not intended to be a substitute for operating income, net income or cash flow from operating activities, as defined under generally accepted accounting principles. In addition, adjusted EBITDA may not be comparable to similarly titled measures of other companies.

This press release and prior releases are available on the Cedar Fair website at www.cedarfair.com.